
                                                                         EXHIBIT 12.1
                                      SEMPRA ENERGY
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED STOCK DIVIDENDS
                                 (Dollars in millions)


                                                                                 For the three
                                                                                 months ended
                                                                                 March 31,
                                       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------
Fixed Charges and Preferred
Stock Dividends:

Interest                                $ 233      $ 308      $ 358      $ 350      $  91
Interest portion of
  annual rentals                           10          8          6          6          1
Preferred dividends
  of subsidiaries (1)                      16         18         16         15          4
                                     --------   --------   --------   --------   --------
Combined Fixed Charges
  and Preferred Stock
  Dividends for Purpose
  of Ratio                              $ 259      $ 334      $ 380      $ 371      $  96
                                     ========   ========   ========   ========   ========

Earnings:

Pretax income from
  continuing operations                 $ 573      $ 699      $ 731      $ 721      $ 141
Total Fixed Charges
  (from above)                            259        334        380        371         96
Less:
  Interest capitalized                      1          3         11         29         11
  Equity income (loss) of
    unconsolidated subsidiaries
    and joint ventures                      -         62         12        (55)        (6)
                                     --------   --------   --------   --------   --------
Total Earnings for
  Purpose of Ratio                      $ 831      $ 968     $1,088     $1,118     $  232
                                     ========   ========   ========   ========   ========
Ratio of Earnings
  to Combined Fixed Charges
  and Preferred Stock
  Dividends                              3.21       2.90       2.86       3.01       2.42
                                     ========   ========   ========   ========   ========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
